MARKETING SERVICES CONSULTING AGREEMENT

THIS MARKETING SERVICES CONSULTING AGREEMENT (this "Agreement") is effective as of October 10, 2003 ("Effective Date"), by and between SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a publicly traded Nevada corporation ("Client"), and, LATIN AMERICAN FUTBOL CORPORATION, a Florida corporation ("Consultant"). Client and Consultant are sometimes referred to collectively herein as the "Parties", and each individually as a "Party".

SECTION 1. SCOPE OF SERVICES

    1.1 Services. Consultant shall perform the services described in Exhibit A (the "Services"), which is attached to this Agreement.

    1.2 Conduct of Services. Consultant shall perform all Services in a workmanlike and professional manner at a level of skill commensurate with the requirements of this Agreement. Consultant shall at all times observe the policies and procedures of Client relative to the Services.

SECTION 2. FEES AND EXPENSES

    2.1 Fees. In consideration of the Services to be performed, Consultant shall be compensated at the rate of One Hundred Eighty-Four Thousand & NO/100 U.S. Dollars ($184,000) per year. Subject to the terms of the Pledge Agreement attached hereto as Exhibit B (the "Pledge Agreement"), the foregoing fee shall be payable in a advance in a single lump sum payment upon receipt by Client of a copy of this Agreement that has been duly executed by Client.

    2.2 Expenses. Unless specifically agreed upon in writing, Consultant shall be responsible for all expenses incurred while performing Services under this Agreement. However, Client shall reimburse Consultant for all pre-approved reasonable travel and living expenses necessarily incurred by Consultant while away from Consultant's regular place of business to perform Services under this Agreement. Consultant shall submit an itemized statement of such expenses. Client shall pay Consultant within thirty (30) days from the date of each statement.

    2.3 Materials. Consultant shall furnish all materials, equipment and supplies used to provide the Services required by this Agreement.

SECTION 3. TERM AND TERMINATION

    3.1 Term of Agreement. This Agreement will become effective when signed by both Parties and will terminate on the earlier of: (a) the one (1) year anniversary of this Agreement; or (b) the date on which either Party terminates the Agreement as provided below.

    3.2 Termination. Either Party may terminate this Agreement at any time by giving thirty (30) days prior written notice of termination with or without cause. Consultant shall be entitled to full payment for Services performed prior to the effective date of termination, provided however, Consultant shall immediately return any unearned portion of fees as provided in the Pledge Agreement.

SECTION 4. TERMS OF CONSULTANT'S ENGAGEMENT

    4.1 Independent Contractor. Consultant is an independent contractor, and neither Consultant nor any member of Consultant's staff or its independent contractors is, or shall be deemed, Client's employee or agent.

    4.2 Limitation on Scope of Authority. Nothing in this Agreement shall be construed to be a delegation of authority by Client to Consultant to make binding agreements on behalf of Client. Except as expressly authorized by Client in writing with respect to certain defined portions of the Services, Consultant does not have the authority to enter into binding agreements, contracts, relationships or similar commitments on behalf of Client. Consultant shall not represent itself to any third party as an agent of Client with authority to bind Client to any agreement, contract, relationship or similar commitment.

    4.3 Officer Designee. At all times during the term of this Agreement, Consultant shall designate an officer (the "Designated Officer") of the Consultant corporation to act as the single point of contact for all communications between Consultant and Client. The Officer Designee shall at all times be an individual who is a senior officer of the Consultant corporation, and who is legally authorized to perform the Services in all jurisdictions in which the Services will be performed. The Designated Officer shall be responsible for Consultant's performance of the Services, including without limitation, insuring that all reports, documents and other deliverables described in Exhibit A hereto are prepared and delivered to Client in a timely manner. The Designated Officer may delegate to persons within the Consultant corporation certain of his responsibilities hereunder; provided however, the Designated Officer shall at all times remain ultimately responsible for the performance by Consultant. As of the date of this Agreement, the Designated Officer is Manny Bains, the President of the Consultant corporation. The Designated Officer may be changed upon notice to Client, provided however, that the replacement Designated Officer is subject to the approval of Client. Consultant and the Officer Designee acknowledge and agree to the foregoing by initialing here

Consultant Officer Designee

    4.4 Taxes. As an independent contractor, Consultant shall pay and report all federal and state income tax withholding, social security taxes, and unemployment insurance applicable to Consultant. Consultant shall not be entitled to participate in health or disability insurance, retirement benefits, or other welfare or pension benefits (if any) to which employees of Company may be entitled.

    4.5 Competitive Services. Consultant shall not perform services that are substantially similar to the Services to any third party that is in competition with Client.

    4.6 Acknowledgment of Obligations of Publicly-Traded Company. Client is a publicly traded company, subject to certain laws and regulations governing the public sale of securities, including without limitation, the Securities and Exchange Act of 1934 (the "34 Act"). The '34 Act requires Client to report, among other things, material contracts, including partnering agreements, joint ventures, sales or purchases of stock or assets, and transactions involving the management and certain shareholders of Client (collectively, the "Transactions"). The information that is required to be reported under the '34 Act varies according to the type of Transaction, as does the timing of the required reports. Certain reports must be filed with the Securities Exchange Commission (the "SEC") within a set number of days of the consummation of the Transaction, while other reports are filed on regular intervals (i.e. quarterly, annually, etc.). Furthermore, the board of directors and senior management of Client have certain obligations under the '34 Act, including among others, to conduct thorough due diligence reviews prior to approving or disapproving any Transactions. Failure on the part of the Client or its senior management or board of directors to comply with their respective obligations could subject the Client and the individual members of the senior management and board of directors to civil and/or criminal penalties. Consultant represents and warrants that it has sufficient knowledge and understanding of the requirements of the '34 Act as applicable to the Client. Consultant hereby acknowledges the foregoing obligations of Client and its board of directors and senior management, and hereby agrees to fully cooperate with Client in all aspects of any Transactions as directed by Client. Consultant further acknowledges and agrees that all Transactions shall be subject to approval by the board of directors of Client, and that prior to such approval, the board of directors, in its sole discretion, shall submit any such proposed Transaction to review by legal counsel and such other independent advisors as the board of directors may determine to be necessary or appropriate. Consultant acknowledges and agrees to the foregoing by initialing here

    4.7 Manner of Performance of Services. Consultant may control and direct the means, manner and method by which the Services required by this Agreement will be performed; provided however, Client shall be entitled to exercise general power of supervision and control over the results of work performed by Consultant to assure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

    4.8 Location of Services. Consultant may perform the Services required by this Agreement at any place or location and at such times as Consultant may determine; provided however, that Consultant shall use its best efforts to be available to Client during regular business hours, and Consultant shall not incur any extraordinary travel related expenses without Client's prior written approval.

    4.9 Staffing. The Services required by this Agreement shall be performed by Consultant, or Consultant's staff, and Client shall not be required to hire, supervise or pay any assistants to help Consultant.

SECTION 5. OWNERSHIP RIGHTS

    5.1 Intellectual Property Ownership. It is the intention of the Parties hereto that all rights, including without limitation copyright, in any reports, surveys, marketing promotional and collateral materials prepared by the Consultant pursuant to the terms of this Agreement, or otherwise for Company (hereinafter "the Work") vest in Company. The Parties expressly acknowledge that the Work was specially ordered or commissioned by Company, and further agree that it shall be considered a "Work Made for Hire" within the meaning of the copyright laws of the United States and that Company is entitled, as author, to the copyright and all other rights therein, throughout the world, including, but not limited to, the right to make such changes therein and such uses thereof, as it may determine in its sole and absolute discretion.

    5.2 Assignment of Intellectual Property Rights. If, for any reason, the Work is not considered a Work Made for Hire under the copyright law, then, the Consultant hereby grants and assigns to Company, its successors and assigns, all of its rights, title, and interest in and to the Work, including, but not limited to, the copyright therein throughout the world (and any renewal, extension or reversion copyright now or hereafter provided), and all other rights therein of any nature whatsoever, whether now known or hereafter devised, including, but not limited to the right to make such changes therein, and such uses thereof, as Company may determine. Furthermore, Consultant shall, at no charge to Client, execute and aid in the preparation of any papers that Client may consider necessary or helpful to obtain or maintain-at Client's expense-any patents, copyrights, trademarks or other proprietary rights. Client shall reimburse Consultant for reasonable out-of-pocket expenses incurred under this provision

SECTION 6. CONFIDENTIALITY

    6.1 For purposes of this Agreement "Proprietary Information" shall mean any information relating to the business of Client or any entity in which Client has a controlling interest and shall include (but shall not be limited to) information encompassed in all drawings, designs, programs, plans, formulas, proposals, marketing and sales plans, financial information, costs, pricing information, customer information, and all methods, concepts or ideas in or reasonably related to the business of Client

    6.2 During the term of this Agreement and for two (2) years afterward, Consultant will use reasonable care to prevent the unauthorized use or dissemination of Client's Proprietary Information. Reasonable care means at least the same degree of care Consultant uses to protect its own confidential information from unauthorized disclosure..

    6.3 Consultant agrees to regard and preserve as confidential, all Proprietary Information, whether Consultant has such information in memory or in writing or other physical form. Consultant shall not, without written authority from Company to do so, directly or indirectly, use for the benefit or purposes, nor disclose to others, either during the term of its engagement hereunder or thereafter, except as required by the conditions of Consultant's engagement hereunder, any Proprietary Information

    6.4 Consultant shall not disclose any reports, recommendations, conclusions or other results of the Services or the existence or the subject matter of this Agreement without the prior written consent of Client. In Consultant's performance hereunder, Consultant shall comply with all legal obligations it may now or hereafter have respecting the information or other property of any other person, firm or corporation

    6.5 Consultant expressly agrees that the covenants set forth in this Section 6 are being given to Client in connection with the engagement of the Consultant by Client and that such covenants are intended to protect Client against the competition by the Consultant, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Consultant are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

    6.6 The foregoing obligations of this Section 6 shall not apply to any part of the Proprietary Information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of the Consultant, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Consultant without any obligation of confidentiality, or (iv) has been or is hereafter lawfully disclosed to Consultant by any third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

SECTION 7. CLIENT WARRANTIES
7.1 Authority. Client warrants that it has obtained the requisite corporate authority to enter into this Agreement and to perform its obligations hereunder.

SECTION 8. CONSULTANT WARRANTIES

    8.1 Authority. Consultant has obtained the requisite corporate authority to enter into this Agreement and to perform the Services.

    8.2 No Violation of Law. Consultant's performance of the Services called for by this Agreement do not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or similar right.

    8.3 Licenses and Certification. Consultant has all required licenses and certifications that may be necessary for it to lawfully perform the Services, or it not, Consultant shall be solely responsible for obtaining all such licenses and certifications prior to performing any portion of the Services that require such licensure or certification

    8.4 Performance Standards. All Services performed under this Agreement shall be performed consistent with generally prevailing professional or industry standards.

SECTION 9. LIMITATION OF LIABILITY; INDEMNIFICATION

    9.1 Force Majeure. Consultant shall not be liable to Client for any failure or delay caused by events beyond Consultant's control, including, without limitation, Client's failure to furnish necessary information, sabotage, failure or delays in transportation or communication, acts of God, failures or substitutions of equipment, labor disputes, accidents, shortages of labor, fuel, raw materials or equipment, or technical failures.

    9.2 Indemnity. Consultant shall indemnify Client, its directors, officers, stockholders, agents, employees and other legal representatives from and against all claims, liabilities, losses, damages, expenses and costs, including reasonable attorney fees, joint or several, arising out of or in connection with Consultant's performance under this Agreement. In the case of any such claims, Client shall promptly notify the Consultant in writing of such claim or suit and the Consultant shall have the right to fully control the defense and any settlement of the claim or suit.

SECTION 10. MISCELLANEOUS

    10.1 Governing Law. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California as they apply to a contract entered into and performed in that State.

    10.2 Successors and Assigns. This Agreement may not be assigned by either Party, except with the prior written consent of the other Party. This Agreement shall be binding upon and against the Parties hereto and their heirs, officers, directors or other legal representatives, administrators, successors and permitted assigns.

    10.3 Waivers. No waiver of any breach, default or provision hereunder shall be construed to be a valid waiver of such provision unless in a writing signed by the waiving Party, and no such waiver shall be deemed a continuing waiver of any subsequent breach or default hereunder unless expressly stated as such in a signed writing.

    10.4 Injunctive Relief. Consultant acknowledges that the injury to Client resulting from any violation by it of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, Client may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation; and no bond or other security shall be required in connection with such injunction.

    10.5 Independent Contractors. The Parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the Parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and either Consultant or any employee or agent of Consultant.

    10.6 Notices. All notices required or permitted hereunder shall be in writing addressed to the respective Parties as set forth below, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

If to Client: San Diego Soccer Development Corporation
3803 Mission Blvd., Suite 290
San Diego, California 92109
Facsimile: (858) 488-7717
Attn: Yan Skwara, President & CEO

If to Consultant: Latin America Futbol Corporation
12550 Biscayne Blvd., Suite 300
Miami, Florida 33181
Attn: Manny Bains, President

    10.7 Entire Agreement. This Agreement, including the exhibits hereto, constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

    10.8 Neutral Construction. The Parties hereto agree that this Agreement was negotiated fairly between them at arms' length and that the final terms of this Agreement are the product of the Parties' negotiations. Each Party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any of the Parties on the grounds that a Party drafted or was more responsible for drafting the provision(s) hereof.

    10.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original, but all of which, taken together, constitute a single document.

    10.10 Survival. Sections 4, 5, 6 8 and 9 (inclusive) of this Agreement shall survive completion of the Services or the termination of this Agreement.

    10.11 Parties in Interest. This Agreement is enforceable only by Consultant and Client. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment or benefit of any kind to any personnel assigned to Client's work, or any beneficiary of any such personnel, and no such personnel (or any beneficiary thereof) shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.

Client:	Consultant:
SAN DIEGO SOCCER DEVELOPMENT CORPORATION., a Nevada corporation Consultant:	LATIN AMERICAN FUTBOL CORPORATION, a Florida corporation
/s/ Yan Skwara	/s/ Manny Bains
Name: Yan Skwara Title: President & CEO Date: October 10, 2003	Name: Manny Bains Title: President Date: October 10, 2003

Exhibit A

SERVICES

    Subject to the terms and conditions of the Marketing Services Consulting Agreement (the "Agreement"), Consultant shall provide the following Services within the South American territory, including Argentina, Bolivia, Chile, Paraguay and Peru (the "Territory"). Capitalized terms appearing herein but not otherwise defined shall have the same meaning given such terms in the Agreement.

I. Business Development

  Within thirty (30) days of the execution and deliver of the Agreement, Consultant shall present a written business plan specifically describing the proposed business development activities proposed by Consultant (the "Business Plan"). Subject to Client approval of the Business Plan, Consultant shall use its best efforts to perform the services set forth in the Business Plan.

  Within ten (10) days of the end of each quarter, provide a written quarterly update to the Business Plan, with detailed explanation of any changes made.

  Cooperate with Client and actively participate in any and all negotiations, drafting and consummation of any Transactions or proposed Transactions.

II. Operations Support

  Subject to the final approval of Client, provide all accounts payable and accounts receivable services for Client.

  Subject to final approval of Client, provide all payroll services for Client.

  Subject to final approval of Client, obtain all licenses, certifications, permits, or other authorizations that are necessary or appropriate to conduct the Services within the United States of America and the Territory

  Provide such other operations support services as Client may request from time to time

III. Reporting

Consultant shall provide detailed written quarterly reports, due no later than the ten (10) day following the end of each quarter. In addition, Consultant shall provide timely ad hoc reports when requested by Client in connection with Client's '34 Act reporting obligations. In general,

Consultant's reports shall include the following information, and any other information requested by Client or Clients legal counsel or auditors:

  Descriptions of opportunities Consultant believes to exist within the Territory for possible mergers, acquisitions, partnerships or other relationships with clubs, individual players or other strategic contacts, and the status of any proposed Transactions in connection therewith.

  Names, addresses, title and a brief summary of the type of business or function provided by each contact made in the course of performing the Services during the preceding quarter.

  Status of Business Plan and business development activities and/or negotiations during the preceding quarter.

  Financial Results for the preceding quarter, including a balance sheet and income statement

  Other activities of Consultant in connection with the Services as may be requested by Client form time to time.

Exhibit B

PLEDGE AGREEMENT

    This Pledge Agreement (this "Pledge"), dated as of October 10, 2003, is entered into by and between San Diego Soccer Development Corporation, a Nevada corporation, and Latin America Futbol Corporation, a Florida corporation.

1.0 DEFINITIONS. The following definitions and designations shall apply in this Pledge:

1.1 "Advanced Fees" means the full annual consulting fee of One Hundred Eighty-Four Thousand & NO/100 Dollars ($184,000) paid in advance by the Corporation to Pledgor under the Consulting Agreement.

1.2 "Consulting Agreement" means that certain Marketing Services Consulting Agreement of even date herewith, by and between the Corporation and Pledgor.

1.3 Corporation" means San Diego Soccer Development Corporation, a Nevada corporation.

1.4 "Obligations" means performance of the Services set forth in the Consulting Agreement.

1.5 "Pledged Stock" means all of the shares of common stock of the Corporation owned by Pledgor as of the date of this Pledge, being Five Hundred Thousand (500,000) shares.

1.6 "Pledgee" means San Diego Soccer Development Corporation, a Nevada corporation.

1.7 "Pledgor" means Latin America Futbol Corporation, a Florida corporation.

2.0 PLEDGE. In consideration of having received the Advanced Fees prior to having actually earned the Advanced Fees, Pledgor hereby transfers possession of the Pledged Stock to Pledgee, to be held by the Pledgee to secure the performance of the Obligations. Pledgee shall have only the rights in the Pledged Stock granted by this Pledge, and all other rights such as voting rights shall be retained by Pledgor, so long as there is no default in the Obligations.

3.0 PLEDGOR OBLIGATIONS. Concurrently with the execution and delivery of this Pledge, Pledgor shall deliver to Pledgee all original stock certificates, stock powers and other evidence of its ownership of the Pledged Shares. Pledgor shall cooperate with Pledgee to complete any forms, agreements or documentation that may be necessary or appropriate in order to affect the transactions contemplated in this Pledge.

4.0 RIGHTS OF PLEDGEE. Pledgor appoints Pledgee as attorney-in-fact with the right (but not the duty) to take all actions which Pledgee deems advisable to protect the Pledged Stock or perfect Pledgee's rights under this Pledge.

5.0 VOTING RIGHTS. During the term of this Pledge, and as long as the Pledgor is not in default in the performance of any of the Obligations or the terms of this Pledge, the Pledgor shall have the right to vote the Pledged Shares on all matters presented to the shareholders of the Corporation. The Pledgee shall execute due and timely proxies in favor of the Pledgor to this end.

6.0 ADDITIONAL RIGHTS UPON DEFAULT. Upon any default in the Obligations or other obligations of this Pledge, Pledgee shall give Pledgor written notice of the default and an opportunity to cure it within 30 days of the delivery of the notice. Upon a failure to cure, Pledgee shall have the right to sell any or all of the unreleased portion of the Pledged Stock. If Pledgee sells any or all of the unreleased portion of the Pledged Stock, the proceeds of the sale shall be applied in order toward (1) all cost of enforcement and sale, including reasonable attorney's fees, (2) the reimbursement to Pledgee in an amount equal to the portion of the Advanced Fees attributed to the unperformed Obligations (see Section 7.1 below), and (3) any surplus to Pledgor. If the proceeds of the sale are insufficient to cover items (1) and (2) above, the Pledgor shall remain liable to the Pledgee for any deficiency.

7.0 ALLOCATION OF ADVANCED FEES/RELEASE OF PLEDGE.

    7.1. Allocation of Advanced Fees to Pledged Shares. For purposes of administering this Pledge only, the Advanced Fees shall be allocated to the Pledged Shares as follows: The Advanced Fees shall be deemed to have been "earned" at a rate of Forty-Six Thousand & NO/100 Dollars ($46,000) per quarter. Subject to the terms of Section 7.2 below, the Pledged Shares shall be released in quarterly increments of One Hundred Twenty-Five Thousand (125,000) shares. Accordingly, if Pledgee exercises its right under Section 6 above to sell any portion of the Pledged Shares, the dollar figure for reimbursement under Section 6(2) above shall be calculated based upon a "value" of Forty-Six Thousand & No/100 Dollars ($46,000) per One Hundred Twenty-Five Hundred Thousand (125,000) shares of Pledged Shares. THE FOREGOING ALLOCATION IS MADE FOR PURPOSES OF ADMINISTERING THIS PLEDGE ONLY AND SHALL NOT BE CONSTRUED TO BE A DECLARATION OR DETERMINATION OF THE ACTUAL VALUE OF THE PLEDGED SHARES.

    7.2 Release of Pledged Shares. The Pledged Shares shall be released from this Pledge over a period of one (1) year in four (4) consecutive equal quarterly installments of One Hundred Twenty-Five Thousand (125,000) shares; provided however, that the Pledged Shares shall not be released until Pledgor has satisfactorily performed the Obligations for the quarter in question.

If Pledgor fails to satisfactorily perform the Obligations for any given quarter, Pledgee may refuse to release any portion or all of the Pledged Shares attributed to that quarter. If the Consulting Agreement is terminated by Pledgee due to Pledgor's failure to perform the Obligations to Pledgee's satisfaction, Pledgee may exercise its right to sell the unreleased portion of the Pledged Shares (as provided in Section 6), and Pledgor shall forever lose any and all rights to that portion of the Pledged Shares that had not been released as of the date of termination of the Consulting Agreement. Subject to the foregoing, Pledgee's rights under this Pledge shall cease according the following table:

	Upon Execution of Pledge	Upon Satisfactory Performance of 1st Quarter Obligations	Upon Satisfactory Performance of 2nd Quarter Obligations	Upon Satisfactory Performance of 3rd Quarter Obligations	Upon Satisfactory Performance of 4th Quarter Obligations
Number of Shares Subject to Pledge	500,000	375,000	250,000	125,000	0

Upon full performance of the Obligations, Pledgee's rights under this Pledge shall cease and Pledgee shall promptly return possession of the Pledged Stock to Pledgor.

8.0 NOTICES. All notices that are required or may be given pursuant to this Pledge must be in writing and delivered personally, by courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.0):

if to Pledgor, to:

Latin America Futbol Corporation
12550 Biscayne Blvd., Suite 300
Miami, Florida 33181
Attn: Manny Bains, President

if to Pledgee:

San Diego Soccer Development Corporation
3803 Mission Blvd., Suite 290
San Diego, California 92109
Facsimile: (858) 488-7717
Attn: Yan Skwara, President & CEO

Any such notice or other communication will be deemed to have been given and received on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy (receipt confirmed) or, if mailed, when actually received.

9.0 AMENDMENTS AND WAIVER. This Pledge may not be modified or amended except in writing signed by the party or parties against whom enforcement is sought. The terms of this Pledge may be waived only by a written instrument signed by the party or parties waiving compliance. No waiver of any provision of this Pledge shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise provided. No delay on the part of any party or parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity. Whenever this Pledge requires or permits consent by or on behalf of a party or parties, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.0.

10.0 WARRANTY. Pledgor warrants that it is the owner of the Pledged Stock and has a right to make this Pledge and that there are no other claims against the Pledged Stock having priority over this Pledge.

11.0 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover all incurred attorneys' fees, costs, and expert fees incurred in connection therewith.

12.0 GOVERNING LAW. This Pledge will be governed exclusively by and construed and interpreted in accordance with the substantive laws of the State of California, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

13.0 NEUTRAL CONSTRUCTION. The parties hereto agree that this Pledge was negotiated fairly between them at arms' length and that the final terms of this Pledge are the product of the parties' negotiations. Each party represents and warrants that it has sought and received legal counsel of its own choosing with regard to the contents of this Pledge and the rights and obligations affected hereby. The parties agree that this Pledge shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Pledge therefore should not be construed against any of the parties on the grounds that a party drafted or was more responsible for drafting the provision(s) hereof.

14.0 SEVERABILITY. In the event that any one or more of the provisions or parts of a provision contained in this Pledge shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Pledge or any other jurisdiction, but this Pledge shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

15.0 HEADINGS; INTERPRETATION. The descriptive headings of the several Sections of this Pledge are inserted for convenience only and do not constitute a part of this Pledge. References to Sections, unless otherwise indicated, are references to Sections of this Pledge. The word "including" means including without limitation. Words (including defined terms) in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Pledge as a whole and not to any particular provision of this Pledge unless otherwise specified.

16.0 COUNTERPARTS. This Pledge may be executed in one or more counterparts for the convenience of the parties, each of which shall be deemed an original and all of which together will constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto duly executed this Pledge as of the date first written above.

PLEDGOR
Latin America Futbol Corporation
a Florida corporation

By: /s/ Manny Bains____________________
        Manny Bains,
        Its: President

PLEDGEE
San Diego Soccer Development Corporation,
a Nevada corporation

By: /s/ Yan Skwara____________________
       Yan Skwara,
       Its: President

ACKNOWLEDGEMENT
DELIVERED IN CONNECTION WITH
MARKETING SERVICES CONSULTING AGREEMENT

This Acknowledgement, dated as of November 17, 2003, is made in connection with that certain Marketing Services Consulting Agreement, dated as of October 10, 2003 (the "Consulting Agreement"), by and between SAN DIEGO SOCCER DEVELOPMENT CORPORATION, a publicly traded Nevada corporation ("SDA"), and, LATIN AMERICAN FUTBOL CORPORATION, a Florida corporation ("LAFC").

Each of SDA and LAFC acknowledge that SDA conducts a large portion of its business operations by and through its subsidiaries. Accordingly, for purposes of the Consulting Agreement, in each instance where the term "Client" is used, LAFC and SDA each acknowledge and agree that such term was and is intended to include (i) SDA, (ii) its wholly-owned subsidiaries International Futbol Finance Group, Inc. and Pan American Relations, Inc., and (iii) any other subsidiary of SDA that may be formed or acquired during the term of the Consulting Agreement.

The foregoing is an acknowledgement of the intent of the parties, and is being delivered for clarification purposes only. The foregoing is not an amendment to the terms of the Consulting Agreement requiring additional consideration.

The parties to the Consulting Agreement acknowledge and agree to the foregoing by signing and delivering this Acknowledgement.

SAN DIEGO SOCCER DEVELOPMENT CORPORATION

By: /s/ Yan Skwara_______________________
Yan Skwara
President

LATIN AMERICAN FUTBOL CORPORATION

By:/s/ Manny Bains_______________________
Manny Bains
President